Exhibit 99.1

PRESS RELEASE | August 27, 2024 | NASDAQ: PLL

SAYONA MINING ANNOUNCES INCREASE TO MINERAL RESOURCE ESTIMATE FOR NORTH AMERICAN LITHIUM

BELMONT, North Carolina, August 27, 2024 – Piedmont Lithium (“Piedmont” or the “Company”) (Nasdaq: PLL; ASX: PLL), a leading North American supplier of lithium products critical to the U.S. electric vehicle supply chain, today announced that Sayona Mining Limited (“Sayona”) (ASX: SYA) reported a mineral resource update for North American Lithium in accordance with the JORC Code (2012). NAL is jointly owned by Piedmont (25%) and Sayona (75%).

Sayona’s announcement can be found here.

The statements in the link above were prepared by, and made by, Sayona. The following disclosures are not statements of Piedmont and have not been independently verified by Piedmont. Sayona is not subject to U.S. reporting requirements or obligations, and investors are cautioned not to put undue reliance on these statements.

For further information, contact:

Erin Sanders
SVP, Corporate Communications & Investor Relations
T: +1 704 575 2549
E: esanders@piedmontlithium.com

About Piedmont Lithium

Piedmont Lithium Inc. (Nasdaq: PLL; ASX: PLL) is developing a world-class, multi-asset, integrated lithium business focused on enabling the transition to a net zero world and the creation of a clean energy economy in North America. Our goal is to become one of the largest lithium hydroxide producers in North America by processing spodumene concentrate produced from assets where we hold an economic interest. Our projects include our Carolina Lithium and Tennessee Lithium projects in the United States and partnerships in Quebec with Sayona Mining (ASX: SYA) and in Ghana with Atlantic Lithium (AIM: ALL; ASX: A11). We believe these geographically diversified operations help us to play a pivotal role in supporting America’s move toward energy independence and the electrification of transportation and energy storage. For more information, follow us on Twitter @PiedmontLithium and visit www.piedmontlithium.com.

Cautionary Note to U.S. Investors

Piedmont’s public disclosures are governed by the U.S. Exchange Act of 1934, including Regulation S-K 1300 thereunder, whereas NAL discloses estimates of “measured,” “indicated,” and “inferred” mineral resources as such terms are used in the JORC Code and Canada’s National Instrument 43-101. Although S-K 1300, the JORC Code, and NI 43-101 have similar goals in terms of conveying an appropriate level of confidence in the disclosures being reported, they at times embody different approaches or definitions. Consequently, investors are cautioned that public disclosures by NAL prepared in accordance with the JORC Code or NI 43-101 may not be comparable to similar information made public by companies, including Piedmont, subject to S-K 1300 and the other reporting and disclosure requirements under the U.S. federal securities laws and the rules and regulations thereunder.